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                                                                    Exhibit 23.2


The Board of Directors
Fairchild Semiconductor International, Inc.:

We consent to the incorporation by reference of our report dated January 31, 2001, with respect to the consolidated balance sheets of Fairchild Semiconductor International, Inc. and Subsidiaries as of December 31, 2000 and December 26, 1999, and the related consolidated statements of operations, cash flows and stockholders' equity (deficit) for the year ended December 31, 2000, the seven months ended December 26, 1999, and for each of the years in the two-year period ended May 30, 1999, which report is incorporated by reference in this Registration Statement, and to the reference to our firm under the heading "Experts" in this Registration Statement on Form S-3.

Our report refers to a change in the method of accounting for business process reengineering costs as a result of the Company adopting the provisions of the Emerging Issues Task Force Issue 97-13, "Accounting for Business Process Reengineering Costs."

                                                  /s/ KPMG LLP


Boston, Massachusetts
December 19, 2001